FORM 4

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

( ) Check this box if                                        OMB APPROVAL
no longer subject to                                  OMB Number:      3235-0287
Section 16. Form 4 or                                 Expires:  January 31, 2005
Form 5 obligations may                                Estimated average burden
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                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(h) of the Investment Company Act of 1940

================================================================================

1.  Name (Last, First Middle) and Address of Reporting Person*

        Springfield, Claude H.
        1421 Savannah Lane
        Tupelo, MS 38801

2.  Issuer Name and Ticker or Trading Symbol

        The Peoples Holding Company (PHC)

3.  IRS Identification Number of Reporting Person, if an entity (Voluntary)

        ###-##-####

4.  Statement for Month/Day/Year

        March 31, 2003

5.  If Amendment, Date of Original  (Month/Day/Year)

6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)

        (   ) Director                   (  ) 10% Owner
        ( X ) Officer (give title below) (  ) Other (specify below)

          Executive Vice President
           _________________________

7.  Individual or Joint/Group Filing (Check Applicable Line)
        ( X ) Form filed by One Reporting Person
        (   ) Form filed by More than One Reporting Person

====================================================================================================================================
Table I - - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
====================================================================================================================================
+-------------------+------------+-------------+----------+------------------------------+----------------+-----------+------------+
|1. Title of        |2. Trans-   |2a.Deemed   |3. Trans-  | 4.Securities Acquired (A)    |5. Amount of    | 6.Owner-  |7. Nature of|
|   Security        |   action   |   Execution|   action  |   or Disposed of (D)         |   Securities   |   ship    |   Indirect |
|                   |   Date     |   Date, if |   Code    |   (Instr.3,4 and 5)          |   Beneficially |   Form:   |   Bene-    |
|   (Instr.3)       |            |   any      |  (Instr.8)|                              |   Owned Follow-|   Direct  |   ficial   |
]                   |            |            |-----------+------------------------------|   ing Reported |   (D) or  |   Owner-   |
|                   |            |            |      |    |            |      |          |   Transaction  |   Indirect|   ship     |
|                   |            |            |      |    |            |(A)or |          |   (s)(Instr.3  |   (I)     |            |
|                   |(Mo/Dy/Yr)  |  (Mo/Dy/Yr)| Code | V  |   Amount   |(D)   |  Price   |    and 4)      |  (Instr.4)| (Instr.4)  |
--------------------+------------+------------+-----------+------------+------+----------+----------------+-----------+------------+

------------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities benefically owned directly or indirectly.

*If the form is filed by more than one reporting person, see Instruction 4(b)(v).

 Persons who respond to the collection of information contained in this are not required to respond unless the form displays a currently valid OMB control number.

====================================================================================================================================
TABLE II - - Derivative Securities Acquired, Disposed of, or Beneficially Owned
             (e.g., puts, calls, warrants, options, convertible securities)
====================================================================================================================================
+-----------------------------+--------------+-----------+---------------+--------------+-------------------+----------------------+
|1. Title of Derivative       | 2. Convers-  | 3. Trans- | 3A.Deemed     | 4. Transact- | 5. Number of      | 6. Date Exercisable  |
|   Security                  |    ion or    |    action |    Execution  |    ion Code  |    Derivative     |    and Expiration    |
|   (Instr.3)                 |    Exercise  |    Date   |    Date, if   |    (Instr.8) |    Securities     |    Date              |
|                             |    Price of  |           |    any        |              |    Acquired (A) or|    (Month/Day/Year)  |
|                             |    Derivative|           |               |              |    Disposed of    |                      |
|                             |    Security  |           |               |              |    (D)(Instr. 3,4,|                      |
|                             |              |           |               |              |    and 5)         +-----------+----------|
|                             |              |           |               +-------+------+---------+---------| Date Exer-| Expira-  |
|                             |              |(Mo/Dy/Yr) |   (Mo/Dy/Yr)  |  Code |  V   |  (A)    |   (D)   | cisable   | tion Date|
+-----------------------------+--------------+-----------+---------------+-------+------+---------+---------+-----------+----------+
|                             |              |           |               |       |      |         |         |           |          |
|Phantom Stock                | 1 for 1      |03/31/2003 |               |  A    |      | 763.23  |         |   (1)     |   (1)    |
|                             |              |           |               |       |      |         |         |           |          |
+-----------------------------+--------------+-----------+---------------+-------+------+---------+---------+-----------+----------+

+--------------------------------------+---------------------+---------------------+----------------------+------------------------+
|7.  Title and Amount of Underlying    |8. Price of Deriv-   | 9. Number of Deriv- | 10. Ownership Form   | 11. Nature of Indirect |
|    Securities                        |   ative Security    |    ative Securities |     of Derivative    |     Beneficial         |
|    (Instr. 3 and 4)                  |   (Instr.5)         |    Beneficially     |     Security:        |     Ownership          |
+-----------------+--------------------+                     |    Owned Following  |     Direct(D) or     |     (Instr. 4)         |
|      Title      |  Amount or Number  |                     |    Reported         |     Indirect (I)     |                        |
|                 |  of Shares         |                     |    Transaction(s)   |     (Instr.4)        |                        |
|                 |                    |                     |    (Instr.4)        |                      |                        |
+-----------------+--------------------+---------------------+---------------------+----------------------+------------------------+
|Common Stock     |   763.23           |    $42.20 (2)       |      1083.47        |          D           |                        |
|                 |                    |                     |                     |                      |                        |
+-----------------+--------------------+---------------------+---------------------+----------------------+------------------------+
Explanation of Responses:

(1) The stock units are to be settled 100% in common stock upon the reporting person's normal retirement or upon approved request for hardship reasons.
(2) The phantom stock units were accrued under the PHC deferred compensation plan.




/s/ Claude H. Springfield                       April 2, 2003
___________________________________             ________________________________
**Signature of Reporting Person                 Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.